Board Of Directors Approves Reverse Stock Split

Orlando, Fla./EWORLDWIRE/June 22, 2005 -- Supreme Realty Investments, Inc. (OTCBB: SUPR) today announced that its Board of Directors has approved a 1-for-10 reverse stock split of its common stock. The reverse split, effective as of July 2, 2005 was approved by a majority of the company's common shareholders at a meeting held June 17, 2005.

The company's common stock will continue to trade on the Over-the-Counter Bulletin Board and Pink Sheets, effective July 5, 2004, under a temporary trading symbol for a period of time before reverting back to "SUPR."

As a result of the reverse stock split, every ten shares of Supreme Realty Investments, Inc. common stock will be combined into one share. The reverse stock split affects all the company's common stock, stock options, warrants, and other equity-linked instruments outstanding immediately prior to the effective date of the reverse stock split. The reverse stock split will reduce the total number of fully diluted outstanding shares, from 46 million shares to 4.6 million shares.

Tom Elliott, chairman and CEO of Supreme, said, "In addition to increasing our stock price and reducing the number of shares currently outstanding, this reverse stock split will make more shares available for future issuance to the institutional investors that have committed to invest in our hotel acquisitions."

Based in Orlando, Fla., Supreme Realty Investments, Inc. (OTCBB: SUPR), is a real estate operating company (REOC) that acquires interests in hotel and resort properties with major franchise affiliations that can benefit from product, operational, and brand repositioning strategies. Operating in major markets throughout the U.S., Supreme's primary focus is on full service, select service, boutique, and limited service hotels that are located in close proximity to major airports, amusement parks, sports stadiums, convention centers, and other popular attractions. The hotel and resort properties will be owned, operated, and managed by Supreme Hotel Properties, Inc., a commonly-controlled affiliate, owned jointly by Supreme's shareholders and Expotel Hospitality Services, LLC. of New Orleans, La. Expotel's management staff has over 22 years experience in the acquisition, redevelopment, repositioning, and management of hotel properties with well-known brands like Hilton, Embassy Suites, Best Western and Holiday Inns.

Note: Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms and vacation ownership resorts; the effects of economic conditions; issues associated with the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the historical cyclicality of the lodging industry; risks associated with the dependence on franchisors of the company's lodging properties; and the availability of capital to finance planned growth, as described in the company's filings with the Securities and Exchange Commission.

Contact:

Thomas Elliott, Chairman and CEO, Supreme Realty Investments, Inc. (407) 583-4603

Mark Kucera, Executive Vice President, Expotel Hospitality Services, L.L.C. (504) 212-1492